Exhibit 10.29
TOTAL SYSTEM SERVICES, INC.
Annual Base Salaries for Named Executive Officers
Approved January 24, 2007
     Upon the recommendation of the Compensation Committee, on January 24, 2007 the Board of Directors of Total System Services, Inc. approved the following base salaries for its named executive officers, effective January 1, 2007.

Name	Position	Base Salary

Philip W. Tomlinson	Chairman of the Board and Chief Executive Officer	$691,000
M. Troy Woods	President and Chief Operating Officer	$500,000
William A. Pruett	Senior Executive Vice President and Chief Client Officer	$416,000
Kenneth L. Tye	Senior Executive Vice President and Chief Information Officer	$400,000
James B. Lipham	Senior Executive Vice President and Chief Financial Officer	$347,500